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LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders
and Proxy Statement

September 30, 2011
Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, November 17, 2011, at 10:00 a.m. at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio.  At the meeting, you will hear a report on our operations and have a chance to meet your Company’s Directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement.  The Proxy Statement tells you more about the agenda and procedures for the meeting.  It also describes how the Board operates and provides information about our Director candidates.

The Company is once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are including a Notice of Internet Availability of Proxy Materials (the “Notice”) with this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials and our Annual Report on Form 10-K over the Internet. The Company believes that this process allows us to provide our shareholders with the information they need in a more timely manner.

Even if you own only a few shares, we want your shares to be represented at the meeting.  I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

/s/ Robert J. Ready

Robert J. Ready
Chairman of the Board and
Chief Executive Officer

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON NOVEMBER 17, 2011
The Notice of Meeting and Proxy Statement as well as the Company’s Annual Report on
Form 10-K are available at www.edocumentview.com/LYTS2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
LSI INDUSTRIES INC.

Time:

10:00 a.m., Eastern Standard Time

Date:

Thursday, November 17, 2011

Place:

LSI Industries Corporate Headquarters
10000 Alliance Road
Cincinnati, Ohio 45242

Purpose:

•	Elect as Directors the six nominees named in the accompanying proxy materials
•	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2012
•	Conduct an advisory vote on executive compensation
•	Conduct an advisory vote on the frequency of future advisory votes on executive compensation
•	Conduct other business if properly raised

Only shareholders of record on September 19, 2011 may vote at the meeting.  The approximate mailing date of the Proxy Statement and accompanying proxy card is September 30, 2011.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Robert J. Ready

Robert J. Ready
Chairman of the Board and
Chief Executive Officer

September 30, 2011

Table of Contents

INTRODUCTION	1
VOTING AT ANNUAL MEETING	1
General Information	1
Principal Shareholders	2
Shareholder Proposals	2
Proposal 1. Election of Directors	2
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	3
Proposal 3. Advisory Vote on Executive Compensation	4
Proposal 4. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	4
Other Matters	5
MANAGEMENT	5
Directors and Executive Officers	5
Section 16(a) Beneficial Ownership Reporting Compliance	7
EXECUTIVE COMPENSATION	7
Compensation Discussion and Analysis	7
COMPENSATION COMMITTEE REPORT	13
Compensation Tables and Other Information	13
CORPORATE GOVERNANCE	21
DIRECTOR COMPENSATION	22
COMMITTEES OF THE BOARD	23
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	26
RELATED PERSON TRANSACTIONS	26
OTHER MATTERS	27
QUESTIONS	27

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto.  To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investor Relations” page.  Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.
Ronald S. Stowell,
Vice President, Chief Financial Officer
& Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road
Cincinnati, Ohio  45242
Telephone (513) 793-3200
__________________________________________

P R O X Y   S T A T E M E N T

Annual Meeting of Shareholders
November 17, 2011

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 17, 2011, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first mailed on September 30, 2011 to shareholders of record as of September 19, 2011.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person.  Shareholders may vote in person or by proxy at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Ronald S. Stowell) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  The Company will bear the entire cost of soliciting proxies from our shareholders.

All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely ”FOR” Proposal 1 to elect the six persons nominated as Directors by the Nominating and Corporate Governance Committee of the Board of Directors, “FOR” Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), “FOR” Proposal 3 (Approval, on a non-binding, advisory basis, of the Executive Compensation Package), and “FOR” Proposal 4 (Approval, on a non-binding, advisory basis, of a one year frequency for future advisory votes on executive compensation).  If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.  With respect to Proposal 1, the six nominees receiving the greatest number of votes will be elected.  Proposal 2 for the ratification of appointment of the Company’s Independent Registered Public Accounting Firm will be adopted only if it receives approval by a majority of the Common Shares voting at the Annual Meeting.  Since Proposals 3 and 4 on executive compensation and the frequency of future votes on executive compensation are each advisory votes, the Board of Directors will give due consideration to the outcomes of each vote; however, these votes shall not be binding on the Company.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. Due to a change in the rules of the New York Stock Exchange, however, and unlike previous years, a bank or broker no longer has discretion to cast votes with respect to the election of Directors unless they have received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to Directors is counted.

As of September 19, 2011, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI Industries had 24,293,573 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 19, 2011, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Principal Shareholders

As of September 19, 2011, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class

Royce & Associates LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	2,639,285	10.51%

Craig A. Miller, David T. Feeney and Kevin A. Kelly 2727 Scioto Parkway Columbus, Ohio 43221	2,226,275	8.86%

Columbia Management Group Inc. 100 Federal Street, 19th Floor Boston, MA 02110	1,701,015	6.77%

Comerica Asset Management 8850 Boedeker Drive Dallas, TX 75225	1,418,069	5.64%

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2012 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before June 1, 2012.

The form of proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment or postponement thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2012 Annual Shareholders’ Meeting, it must be received prior to August 17, 2012.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Proposal 1.  Election of Directors

In accordance with the Company's Regulations, the number of LSI Directors has been set at six, and each Director is elected for a one-year term.  The terms of the Company’s Directors expire at the 2011 Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee of the Board has nominated for reelection the six current Directors, namely, Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra.  Proxies solicited by the Board will be voted for the election of these six nominees.

All Directors elected at the Annual Meeting will be elected to hold office for one year and until their successors are elected and qualified.  In voting to elect Directors, shareholders are entitled to one vote for each share held of record.  Shareholders are not entitled to cumulate their votes in the election of Directors.

Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.  The six nominees receiving the highest number of votes cast will be elected.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR each of the six Directors nominated in this Proxy Statement.  The six nominees receiving the highest number of votes will be elected.

Proposal 2.  Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2012.  Grant Thornton LLP has been the independent registered public accounting firm for the Company since September 8, 2009, and had also previously served the Company in this capacity from April 2002 to December 2005.  Although not required by law, the Board is seeking shareholder ratification of its selection.  If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton LLP at least through fiscal 2012.

Representatives of Grant Thornton LLP are expected to be present at the Annual Shareholders' Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

The Company expensed the following fees from Grant Thornton LLP in the fiscal years ended June 30, 2010 and 2011, respectively:

	2010	2011
Audit fees	$385,000	$410,000
Audit-related fees	28,958	26,310
Tax fees	85,177	84,534
All other fees	3,950	3,487

Total fees	$503,085	$524,331

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan.  Tax fees relate to services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice.  All other fees represent fees related to services and consultation related to various planning matters.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.

Proposal 3.  Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), enacted in July 2010, provides LSI Industries’ shareholders the opportunity at the Annual Meeting to vote on an advisory resolution on our executive compensation package, commonly known as “Say-on-Pay,” to approve, on a non-binding, advisory basis, the compensation of the Company’s  named executive officers, as described in the “Executive Compensation” section beginning on page 7.  Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors; however, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders.  The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance.  These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.  At the same time, we believe our programs do not encourage excessive risk-taking by management.  The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 3.  The Board of Directors will give due consideration to the outcome of this non-binding, advisory vote.

Proposal 4.  Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The Dodd Act also provides LSI Industries’ shareholders the opportunity at the Annual Meeting to cast a non-binding, advisory vote on the frequency of future “Say-on-Pay” votes, such as Proposal 3, indicating a preference for such votes either to be held every one, two or three years.  Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee or the Board of Directors will take the outcome of the vote into account when determining the frequency of future Say-on-Pay votes.

After discussion, the Board has concluded that an advisory vote every year on executive compensation would be the most suitable for LSI based on a number of considerations, including:

•
Our compensation program is designed in part, to induce and reward performance over a short-term period, and the Board believes that a shareholder vote on executive compensation should occur over a similar time frame.

•	The Board and the Compensation Committee believe that an annual vote allows shareholders to engage with the Company in an on-going dialogue surrounding executive compensation matters.

For these reasons, we believe that the analysis and recommendations from our shareholders and their proxy advisors will be more effective and valuable if the vote is held every year.  However, shareholders should note that the Board of Directors and the Compensation Committee must have sufficient time to implement any changes to our executive compensation policies and procedures in response to the shareholder advisory votes and that, following any such changes, investors will require a period of time to evaluate the effectiveness of our compensation programs and the related business results.

Recommendation of the Board of Directors

The Board of Directors recommends a vote on Proposal 4 FOR a one year frequency for future advisory votes on executive compensation.  The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.  The Board of Directors will give due consideration to the outcome of this non-binding, advisory vote.

Other Matters

Approval of any other matters considered at the Annual Meeting, including postponement or adjournment, will require the affirmative vote of a majority of Common Shares voting at the meeting.

MANAGEMENT

Directors and Executive Officers

 Directors, executive officers and certain other management of LSI Industries are:

		Common Shares Beneficially Owned
Name and Age	Position	Amount		Percentage
Craig A. Miller (45)	Vice President of LSI ADL Technology
David T. Feeney (46)	Vice President of LSI ADL Technology
Kevin A. Kelly (52)	President of LSI ADL Technology	2,226,275	(e)	8.86%

Robert J. Ready (71) (a)	Chairman and Chief Executive Officer	1,120,992	(e)(f)	4.46%

James P. Sferra (72) (a)	Executive Vice President- Manufacturing; Secretary and Director	542,999	(e)(f)	2.16%

Scott D. Ready (49)	President, and President of LSI Lighting
	Solutions Plus	238,299	(e)(f)	*

Ronald S. Stowell (61)	Vice President, Chief Financial Officer and Treasurer	202,411	(e)	*

David W. McCauley (62)	President of LSI Graphic Solutions Plus and President of Grady McCauley Inc.	146,980	(e)	*

Wilfred T. O’Gara (54) (b)(c)(d)	Director	49,089	(e)	*

Gary P. Kreider (73)	Director	42,359	(e)	*

Dennis B. Meyer (77) (b)(c)(d)	Director	44,338	(e)	*

Mark A. Serrianne (64) (b)(c)(d)	Director	37,882	(e)	*

All Directors and Executive Officers as a Group (Twelve Persons)		4,560,989	(g)	18.16%
______________________________
Information as of September 19, 2011

(a)	Executive Committee Member
(b)	Compensation Committee Member
(c)	Audit Committee Member
(d)	Nominating and Corporate Governance Committee Member

(e)
Includes options exercisable within 60 days as follows:  Messrs. Miller, Feeney and Kelly as a group of 21,000 shares; Mr. Robert Ready of 150,750 shares; Mr. Sferra of 144,250 shares; Mr. Scott Ready of 124,250 shares; Mr. Stowell of 139,250 shares; Mr. McCauley of 109,063 shares; Mr. O’Gara of 38,376 shares; Mr. Kreider of 34,625 shares; Mr. Meyer of 35,563 shares; and Mr. Serrianne of 30,500 shares.

(f)	Includes indirect beneficial ownership for Mr. Robert Ready of 90,635 shares, for Mr. Sferra of 12,622 shares, and for Mr. Scott Ready of 5,625 shares.
(g)	This total counts only once 90,635 shares reported above as both indirect beneficial holdings of Robert J. Ready and as direct holdings of Scott D. Ready.

*	Less than 1%

Robert J. Ready is the founder of the Company and has served as its President from 1976 to 2010 and as a Director since 1976.  Mr. Ready was appointed Chairman of the Board of Directors in February 1985.  Mr. Ready is also a Director of Meridian Bioscience, Inc.  Mr. Ready’s experience as one of the Company’s founders and as its only chief executive officer gives him unparalleled insights into all aspects of the Company’s business and strategic operations, which, in turn, he is able to contribute to the Board as a result of his position as Chairman.

James P. Sferra shared in the formation of the Company and has been a Director since 1976.  Mr. Sferra has served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing since then.  Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company.  In 1996 he was appointed Secretary of the Company.  The Board believes that Mr. Sferra is uniquely qualified to sit on the Board given his long-standing tenure with the Company and his familiarity with the integral manufacturing component of its operations.

Ronald S. Stowell has served as Chief Financial Officer since December 1992, and was appointed Treasurer in November 1993 and Vice President in November 1997.  From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a NASDAQ listed company), headquartered in Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

David W. McCauley has served as President of LSI Graphic Solutions Plus since April 2003 and as either President or Vice President of Operations of Grady McCauley Inc. (a subsidiary of the Company involved in graphics) since June 1997.  Prior to the June 1997 acquisition date, Mr. McCauley was a founder and Vice President of Grady McCauley, Inc.

Scott D. Ready has served as President of LSI Industries Inc. since November 2010 and as President of LSI Lighting Solutions Plus since July 2004.  Prior to that, he held various sales and other positions at the Company, including Vice President of the Image Group, Vice President Petroleum Sales, and Regional Sales Manager.  Mr. Scott Ready has been employed by the Company since 1985 and is the son of Robert J. Ready.

Gary P. Kreider has been a Director since April 2002.  For over five years Mr. Kreider has been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel.  His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963.  Effective October 1, 2005 Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues.  Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporation Law Committee.  Mr. Kreider is also a Director of Meridian Bioscience, Inc.  The Board believes that Mr. Kreider’s legal experience as a prominent corporate and securities practitioner and his public-company board service make him uniquely qualified to sit on the Board, which must deal with the myriad issues presented by virtue of the Company being publicly-traded.

Dennis B. Meyer has been a Director since August 2001.  Mr. Meyer retired from the Board and Executive Committee of Midmark Corporation in January 2005.  Mr. Meyer was Executive Vice President of Midmark Corporation from 1985 to 2001, and held several other executive and managerial positions during his 36 years with that company.  The Board believes that Mr. Meyer’s breadth of knowledge and experience in the areas of business development and corporate strategy, as well as his status as an independent director, make his service on the Board, as well as the Audit, Compensation and Nominating and Corporate Governance Committees, extremely beneficial to the Company.

Wilfred T. O'Gara was appointed a Director of the Company in January 1999.  Mr. O'Gara has been the President and Chief Executive Officer of The O'Gara Group, Inc., a security and defense related firm, since 2003.  The Board believes that Mr. O’Gara’s independence from management, experience as a successful principal executive and the fact that he is an “audit committee financial expert” under SEC guidelines given his understanding of accounting and financial reporting, disclosures and controls, make his service integral to the Board and to the Audit Committee given the frequency with which both bodies must deal with such complex matters, as well as to the Compensation and Nominating and Corporate Governance Committees.

Mark A. Serrianne was appointed a Director of the Company in August 2004.  Mr. Serrianne retired as Chairman of Northlich, Inc. September 30, 2008 and was principal owner and Chief Executive Officer of Northlich from 1998 to January, 2008.  Northlich is a privately held brand strategy, marketing communication and public relations company with headquarters in Cincinnati, Ohio.  Mr. Serrianne has held a number of positions with Northlich from 1974 through 1996 when he became President.  The Board believes that Mr. Serrianne’s insight into the high-level corporate governance, executive compensation and business management issues, gained through experience at various levels of corporate management, and his status as an independent director, qualify him to serve on the Board, as well as the Audit, Compensation and Nominating and Corporate Governance Committees.

Section 16(a) Beneficial Ownership Reporting Compliance

 Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2011 all filing requirements were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table on page 14 of this Proxy Statement (collectively, the “named executive officers” or “NEOs”).  It also discusses the principles underlying our policies and decisions.

Who oversees the Company’s compensation program?

Our Board of Directors has appointed a Compensation Committee comprised of independent Directors to oversee our compensation policies and programs.  The Committee’s functions and members are described beginning on page 23 of this Proxy Statement.  One important purpose of the Committee is to review and approve the compensation of our named executive officers.

Our CEO provides recommendations to the Committee with respect to various components of compensation for the named executive officers.  After careful review, our CEO provided to the Compensation Committee a recommendation to increase the base salary of the NEOs by approximately 1%.  Our CEO did not provide any recommendation to the Committee with respect to his salary level.

Our CEO also makes recommendations to the Committee with respect to the bonus payments to be made pursuant to the Company’s Incentive Compensation Plan.  A description of this Incentive Plan and a discussion of the Committee’s process for determining payments pursuant to the Incentive Plan are discussed below.  Our CEO also makes recommendations for all NEOs, including himself, to the Committee with respect to the amount of stock option awards to be made.  Our CEO makes these recommendations based on his consideration of the compensation expense to the Company, the fair value of the equity awards and the performance of LSI and individual NEO contributions toward such performance.  Our CEO also makes recommendations on bonus amounts for all NEOs and himself based on the specific base guidelines set forth in the Incentive Plan.

The Committee seriously considers the input of our CEO in connection with its compensation processes and decisions.  Although the Committee is not obligated to follow all of the CEO’s recommendations, the Committee views the input of the CEO as meaningful, particularly with respect to the compensation to be paid to other NEOs as such other NEOs report directly to the CEO.  The Committee believes that the CEO is in the best position to provide input relating to the performance and compensation issues it considers with respect to NEO compensation.  NEOs other than our CEO do not provide recommendations to the Committee with respect to compensation matters.

What are the objectives of the Company’s compensation program?

In setting our compensation program, the Committee strives to enhance the Company’s overall fundamental objective of providing long-term value for our shareholders and employees.  The Committee also places major emphasis on retaining current management and incentivizing key managers to align their interests to make them consistent with the Company’s growth.  The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable us to attract and retain key executives by rewarding exceptional individual performance, and by tying executive pay to overall corporate performance.

What is the compensation program designed to reward?

Our compensation program is designed to reward both Company and individual performance, measured by overall Company results and the attainment of individual’s goals and productivity.  Each year our Compensation Committee decides whether or not to grant annual cash incentives to our corporate officers, including the NEOs.  While the Committee retains significant discretion with respect to awarding annual cash incentives, these annual cash incentives are designed to reward the attainment throughout the year of certain personal goals, as well as the Company’s overall profitability which can be based on results achieved by the business as a whole and/or the extent to which performance targets are achieved for each of the Company’s business locations and segments.  Factors evaluated when analyzing the attainment of personal goals include the officer’s attitude, performance, and contribution to the Company’s profitability and success.  With respect to the Company’s overall profitability, the primary measures considered by the Committee for fiscal 2011 performance included the results of the Company’s business as a whole, especially the further reduction in costs and expenses, including its business locations and segments.

What are the elements of compensation?

The table below summarizes the elements of our compensation program for our named executive officers.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low to Moderate

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals	Moderate to High

Long-Term Equity Incentives	Incentive Stock Options, nonqualified stock options, restricted stock and stock appreciation rights	Encourages executive officers to build and maintain a long-term equity ownership position in LSI so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits
Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan; and certain perquisites
		Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan and perquisites provide competitive benefits to our executive officers	Low

Each of these elements of pay is described below in further detail.

The Committee has reviewed the risk profile of the pay elements of the Company’s executive compensation program, including the performance drivers used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Committee is careful not to encourage excessive risk taking. Specifically, the performance drivers contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the NEOs with those of our shareholders. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay.  Please refer to our discussion under “Pay Mix” beginning on page 12 of this Proxy Statement.

Base Salaries

The Compensation Committee annually reviews the base salaries of our named executive officers and each such officer’s level of responsibility and potential, as well as salary levels offered by competitors and the overall marketplace competition.  Each executive’s particular division is reviewed, and its contribution to the overall results of the Company is assessed.

The Committee applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its named executive officers in light of the Company’s performance and, in certain cases, the performance of various divisions.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.

After considering industry-wide and company-specific economic conditions, the Committee attempts to assess whether recommendations with respect to salary levels for NEOs are subjectively fair and in amounts high enough to retain such NEOs.

At its meeting on August 18, 2010, the Compensation Committee considered, but made no changes to, the annual base salaries of LSI’s NEOs; however, the Compensation Committee did approve certain deferred compensation discretionary contributions to the NEOs in an effort to partially offset the reduction in pension benefits approved at the August 18, 2009 meeting.

At its meeting on April 26, 2011, the Compensation Committee increased the annual base salaries of the Company’s named executive officers by approximately 1%, effective April 13, 2011, which is commensurate with the wage and salary increases approved for substantially all LSI employees effective March 27, 2011.

At its meeting on August 17, 2011, the Compensation Committee again considered the annual base salaries of the NEOs and determined to increase salaries by approximately 2.5%-3%, effective September 1, 2011, in light of the fact that there had been no bonuses or meaningful base salary increases in recent years.

Annual Cash Incentives

The Committee strongly believes that annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals.

On January 20, 2010, the Committee adopted an incentive plan to create a discretionary bonus pool for which all non-unionized employees, including executive officers, are eligible to participate. While the plan was not evidenced in writing, it was contemplated that allocations from the pool would be discretionary and based upon management’s evaluation of results achieved by the business as a whole, especially the further reduction in costs and expenses, and by the individual participants. The estimated target amount of the bonus pool for which all non-unionized employees were eligible was $1.9 million. Management’s recommendations as to achievements made in certain performance categories and the bonuses to be awarded were reviewed by the Committee at the end of the fiscal year. With the sole authority over the awards to be made, at a meeting on August 17, 2011, the Committee determined that the results achieved by the Company's business as a whole, including its business locations and segments and their reduction in costs and expenses beyond the targeted goal of $1.9 million, merited bonus payments to all eligible employees, including the awards to NEOs as follows:  Mr. R. Ready - $60,000, Mr. Sferra - $47,500, Mr. Stowell - $40,000, Mr. S. Ready - $47,500 and Mr. McCauley - $30,000.  Additionally, on August 17, 2011, the Committee made discretionary contributions under the LSI Industries Inc. Nonqualified Deferred Compensation Plan to accounts of each of the named executive offices as follows:  Mr. R. Ready - $17,000, Mr. Sferra - $10,000, Mr. Stowell - $7,000 and Messrs. S. Ready and McCauley - $3,000.

Given the Company's business plan in this challenging economic environment and the cost savings and business results achieved, the Committee felt that the Company’s performance in light of the Committee’s discretion allowed the Company to pursue goals that the Committee believed to be challenging for LSI, yet achievable.  Management and the Committee believe that this alignment of objectives and LSI’s business plan and the performance measurement on which bonuses are based is in the best interests of all of LSI’s shareholders.

As of the date of mailing of this Proxy Statement, the Company is unable to make any definitive statements about the specific performance goals that will be applied on a going-forward basis for any incentive compensation.  However, the Committee believes that the performance drivers and measurements set forth in the Incentive Plan may be helpful in this regard even though such specific targets and measures have not yet been determined.

Recovery of Prior Awards

Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.  Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Long-Term Equity Incentives

Long-term equity incentive compensation is comprised of nonqualified stock options, restricted stock, and stock appreciation rights.  These awards are made under the 2003 Equity Compensation Plan, as amended.  The purpose of such awards is to encourage executive officers to build and maintain a long-term equity ownership position in the Company so that their interests are aligned with those of our shareholders.

The 2003 Equity Compensation Plan was adopted by our shareholders for the purpose of allowing LSI to compete successfully in retaining and attracting key employees and Directors of outstanding ability, to stimulate the efforts of such persons toward the Company's objectives and to encourage the identification of their interests with those of the Company's shareholders. Under the 2003 Plan, the Committee has authority in its discretion to determine, after considering the recommendations or advice of any officer or employee of the Company or attorneys, consultants, accountants or other advisors as it may select, to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award, and all other terms of the award. In other words, the Committee has the discretion to determine the recipients and terms and conditions of all awards granted under the Plan. This broad amount of discretion that the Plan provides to the Committee allows the Committee to consider the Company's results and the role of management in enabling the Company to achieve such results. We incorporate this flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

In connection with the stock options granted to the NEOs under the 2003 Plan, the Committee exercised its discretion under the 2003 Plan after it analyzed the achievement by the NEOs of the specific performance driver noted above, and reviewed information relating to historical grants of stock options by the Company.  In recognition of the company’s performance under the leadership of the NEOs as described above, the Committee sought to reward the NEOs by awarding them stock options in an amount that would be significant in relation to the other annual compensation paid to these individuals, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of the peer group.  Although the Committee considers the compensation of such peer group companies' senor executives, they do not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof.  The size of the award was not determined by application of any formula, but rather reflected the Committee’s desire to encourage and reward high levels of performance as the 2003 Plan is designed to allow.

The Committee is responsible for administration of the 2003 Plan, both with respect to executive officers, including the NEOs, the Directors and all other employees.  To that end, based on the CEO’s recommendation, the Committee determines which employees and Directors receive options, the time of grant, and the number of shares subject to the option.  All option exercise prices are set at the last closing sale price for the Company’s common shares on the effective date of grant.  The Committee bases its individual stock options awards upon LSI performance, the past contributions of the particular employee and the capability of the employee to impact positively our future success and profitability.  Although LSI does not have a written policy regarding the timing or practices related to granting equity awards, neither LSI nor the Committee engages in spring-loading, back-dating or bullet-dodging practices.

For fiscal year 2011, the Committee granted long-term equity incentive awards in the form of stock options under the 2003 Plan to the named executive officers.  The Committee based the stock option awards on LSI’s overall financial performance for 2011, the amount of equity award grants made in the prior year and the recommendation of the CEO to the Committee regarding such grants.

Health, Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the retirement plans is to provide a competitive level of retirement income to executive officers and to reward them for continued service with the Company.  The retirement plans offered to named executive officers include the Nonqualified Deferred Compensation Plan and the Retirement Plan.  The Retirement Plan is a designated money purchase pension plan with a 401(k) component and a profit sharing component, and is generally available to all of our non-union employees with at least six consecutive months of employment.  The Nonqualified Deferred Compensation Plan is discussed in more detail on page 18 of this Proxy Statement.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described in the All Other Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices.

On January 25, 2005, the Company entered into amended agreements with our CEO and Executive Vice President - Manufacturing. These agreements govern the respective executive’s transition from full-time employment at such time as the executive notifies the Company that the transition shall commence.  The Company has not been advised of any such notifications as of the date of this Proxy Statement.  The agreements provide, among other things, that as compensation for their continued employment during a three year transitional period, those executives shall be paid for their respective services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of their respective last five full fiscal years’ compensation.  These agreements are described further on page 20 of this Proxy Statement.

Pay Mix

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles.  As a result, a portion of a named executive officer’s total 2011 compensation was dependent upon achieving business and financial goals, and realizing other performance objectives identified in the Incentive Plan.  As such, through this mix of pay, non-performance has a significant affect on the amount of compensation realized by executive officers.

While we did not engage in any such analysis in fiscal 2011, from time to time we have considered competitive market compensation paid by other companies, such as greater-Cincinnati based companies and companies that we consider to be peers or competitors, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation.  Rather, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.  We strive to achieve an appropriate mix between equity incentive awards and cash payment in order to meet our objective.  Other than as set forth in our Incentive Compensation Plan, which is a purely discretionary plan, any apportionment goal is not applied rigidly and does not control our compensation decisions.  We use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.  We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of LSI shares.  We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with LSI on a cost-effective basis.

Termination or Change-in-Control Agreements

The Company does not have any change in control agreements with its named executive officers, but does have employment agreements with Messrs. Ready and Sferra.  The Company has not pursued change in control agreements with its NEOs because the Company continues to focus on its ongoing operations as an independent enterprise.  For a further discussion on this topic, please see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 19 of this Proxy Statement.

Internal Pay Equity

Although the Committee does not review tally sheets, it does consider information prepared internally with respect to an analysis of internal pay equity for the salaries of the named executive officers with respect to each other.

Tax Treatments

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to each named executive officer.  There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.  The Committee believes that all compensation paid to the named executive officers for fiscal year 2011 is properly deductible under Section 162(m), but no assurance can be made in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Dennis B. Meyer (Chairman)
Wilfred T. O’Gara
Mark A. Serrianne

The following tables set forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and each of the other three named executive officers at June 30, 2011 for services rendered to the Company and its subsidiaries.

Compensation Tables and Other Information

The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal years 2009, 2010 and 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Robert J. Ready	2011	$647,241	$60,000	--	$ 39,567	$ --	$ --	$111,305	$858,113
Chairman and Chief	2010	643,125	20,000	--	186,700	--	--	146,510	996,335
Executive Officer	2009	630,000	--	--	44,260	--	--	142,621	816,881

Ronald S. Stowell	2011	$283,753	$40,000	--	$ 37,847	$ --	$ --	$ 92,172	$453,772
Vice President, Chief Financial	2010	281,942	15,000	--	129,254	--	--	80,773	$506,969
Officer and Treasurer	2009	276,168	--	--	66,390	--	--	74,388	416,946

James P. Sferra	2011	$513,682	$47,500	--	$ 37,847	$ --	$ --	$ 81,199	$680,228
Executive Vice President –	2010	510,417	25,000	--	172,338	--	--	68,454	776,209
Manufacturing; Secretary	2009	500,000	--	--	44,260	--	--	80,954	625,214

Scott D. Ready	2011	$285,230	$47,500	--	$ 37,847	$ --	$ --	$ 29,631	$400,208
President, and President of LSI	2010	265,417	13,000	--	129,254	--	--	39,828	447,499
Lighting Solutions Plus	2009	260,000	--	--	66,390	--	--	32,802	359,192

David W. McCauley	2011	$248,472	$30,000	--	$ 25,805	$ --	$ --	$ 46,681	$350,958
President of LSI Graphic	2010	247,042	12,000	--	86,169	--	--	48,217	393,428
Solutions Plus	2009	242,000	--	--	66,390	--	--	50,327	358,717

1.	Salary compensation represents the base salary paid during the fiscal year.

2.	Bonus compensation represents the discretionary incentive compensation expensed during the fiscal year and paid out in August following the fiscal year-end.

3.
Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with FASB ASC Topic 718 (Compensation –Stock Compensation).   There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded.   See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2011.

4.	All other compensation includes the items indicated in the table below.

ALL OTHER COMPENSATION

Name	Fiscal Year	Automobile Allowance and Operating Expenses (1)	Professional Fee Allowance	Life Insurance (2)	Long-term Disability Insurance (3)	Qualified Retirement Plan Contributions (4)	Non-qualified Deferred Compensation Plan Contributions (5)	Pay in Lieu of Time Off (6)	Total ($)

Robert J. Ready	2011	$28,842	$10,000	$ 7,045	$ 6,252	$ 7,664	$36,451	$15,051	$111,305
	2010	31,028	10,000	6,944	6,206	7,664	34,995	49,673	146,510
	2009	30,624	--	6,858	6,480	14,320	35,877	48,462	142,621

Ronald S. Stowell	2011	$22,099	--	$23,343	--	$ 7,664	$27,089	$11,977	$92,172
	2010	23,366	--	23,032	--	7,664	15,823	10,888	80,773
	2009	22,416	--	22,422	--	14,320	5,670	9,560	74,388

James P. Sferra	2011	$25,376	$ 8,000	$ 7,275	$ 9,993	$ 7,664	$22,891	--	$ 81,199
	2010	20,641	3,000	7,026	9,519	7,664	20,604	--	68,454
	2009	22,616	3,000	7,090	12,328	14,320	21,600	--	80,954

Scott D. Ready	2011	$15,822	--	$ 845	--	$ 7,664	$ 5,300	$ --	$ 29,631
	2010	15,802	--	826	--	7,664	4,261	11,275	39,828
	2009	15,272	--	810	--	14,320	2,400	--	32,802

David W. McCauley	2011	$16,609	--	$ 3,756	--	$ 7,664	$ 4,344	$14,308	$46,681
	2010	16,921	--	3,656	--	7,664	3,761	16,215	48,217
	2009	17,073	--	2,895	--	14,320	2,077	13,962	50,327

1.	Automobile allowance includes an annual cash allowance plus the tax grossed-up amount of automobile operating expenses (gasoline, maintenance, etc.).

2.
Life insurance includes the taxable premium associated with the Company’s group term life insurance program.  Additionally, for Mr. Stowell, life insurance compensation each year also includes $20,100 in 2009 and 2010, and $19,700 in 2011 from the tax grossed-up amount of premium on an individual life insurance policy.

3.	Long-term disability premiums are for supplemental individual policies for Mr. Robert Ready and Mr. Sferra.

4.
Qualified retirement plan contributions are made to the accounts of each executive pursuant to the LSI Industries Inc. Retirement Plan.  These contributions include a guaranteed contribution of 2% of covered compensation (as defined by the Plan and ERISA regulations), plus 2% of covered compensation that is above the applicable FICA limit.  These contributions were at a 4% level in fiscal year 2009.  Additionally, this amount includes a pro rata share of the Company’s discretionary profit sharing contribution, if any.

5.
Nonqualified deferred compensation plan contributions are made to the Company’s executives’ accounts at the same percentage as in the Company’s qualified retirement plan (see note 4 above) for any compensation (salary and bonus) not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  The Company also expensed the following discretionary deferred compensation plan contributions in fiscal 2011:  Mr. Robert Ready $17,000; Mr. Stowell $7,000; Mr. Sferra $10,000; Mr. Scott Ready $3,000; and Mr. McCauley $3,000.  Additionally, Mr. Stowell received a matching contribution of $16,057 for fiscal 2011 related to deferral of a portion of his salary and bonus as provided for in the Company’s nonqualified deferred compensation plan.

6.	Certain executives did not take time off for all earned vacation or for a floating holiday, and therefore received pay at their normal base salary rate in lieu of time off.

GRANTS OF PLAN-BASED AWARDS

This table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2011.

Name	Grant Date	Date of Committee Action	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards

Robert J. Ready	8/19/10	8/19/10	23,000	$5.21	$2.87

Ronald S. Stowell	8/19/10	8/19/10	22,000	$5.21	$2.87

James P. Sferra	8/19/10	8/19/10	22,000	$5.21	$2.87

Scott D. Ready	8/19/10	8/19/10	22,000	$5.21	$2.87

David W. McCauley	8/19/10	8/19/10	15,000	$5.21	$2.87

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2011.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert J. Ready	11/14/01 10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10	22,500 30,000 25,000 15,000 10,000 16,250 --	-- -- -- 5,000 10,000 48,750 23,000	-- -- -- -- -- -- --	$11.68 9.96 17.60 19.76 8.98 8.40 5.21	11/14/11 10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --

Ronald S. Stowell	11/14/01 10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10	18,750 25,000 20,000 18,750 15,000 11,250 --	-- -- -- 6,250 15,000 33,750 22,000	-- -- -- -- -- -- --	$11.68 9.96 17.60 19.76 8.98 8.40 5.21	11/14/11 10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --

James P. Sferra	11/14/01 10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10	18,750 30,000 25,000 15,000 10,000 15,000 --	-- -- -- 5,000 10,000 45,000 22,000	-- -- -- -- -- -- --	$11.68 9.96 17.60 19.76 8.98 8.40 5.21	11/14/11 10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --

Scott D. Ready	11/14/01 3/1/02 10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10	7,500 1,250 20,000 20,000 18,750 15,000 11,250 --	-- -- -- -- 6,250 15,000 33,750 22,000	-- -- -- -- -- -- -- --	$11.68 15.84 9.96 17.60 19.76 8.98 8.40 5.21	11/14/11 3/1/12 10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --

David W. McCauley	11/14/01 10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10	2,813 20,000 20,000 18,750 15,000 7,500 --	-- -- -- 6,250 15,000 22,500 15,000	-- -- -- -- -- -- --	$11.68 9.96 17.60 19.76 8.98 8.40 5.21	11/14/11 10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --

(1)	Stock options have a ten-year term and generally vest at a rate of 25% per year beginning with the first anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the named executive officers on stock option exercises during fiscal 2011, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert J. Ready	None	N/A	None	N/A

Ronald S. Stowell	None	N/A	None	N/A

James P. Sferra	None	N/A	None	N/A

Scott D. Ready	None	N/A	None	N/A

David W. McCauley	None	N/A	None	N/A

(1)	The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.

NONQUALIFIED DEFERRED COMPENSATION

The Company has a Nonqualified Deferred Compensation Plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan they are 100% invested in Common Stock of the Company.  A group of employees of the company having an annual base salary above a certain limit are invited to defer a portion of their salary and/or bonus into this plan.  A company matching contribution may be made on up to 40% of an executive’s salary and bonus compensation at a matching percentage that is either 20%, 25% or 30% for the named executive officers, depending upon the actual return on average shareholders’ equity (“ROE”) achieved as compared to the plan for the fiscal year.  The matching percentage achieved in fiscal 2011 was 30%.  An executive’s deferral into the plan in the current fiscal year can be matched for the current fiscal year as well as the two subsequent fiscal years if the ROE targets are achieved in any of those years.  A company make-up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  Additionally, the Compensation Committee of the Board of Directors may award employees a discretionary Company contribution to be funded into the Plan.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2011 and the aggregate balance of the accounts as of June 30, 2011.

Name	Executive Contributions in Fiscal 2011 ($) (1)	Registrant Contributions in Fiscal 2011 ($) (2)	Aggregate Earnings in Fiscal 2011 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2011 ($)

Robert J. Ready	$--	$34,933	$210,944	$--	$551,126

Ronald S. Stowell	$19,244	$15,823	$122,902	$--	$335,899

James P. Sferra	$--	$20,604	$131,293	$--	$342,931

Scott D. Ready	$--	$4,261	$9,080	$--	$24,027

David W. McCauley	$--	$3,761	$69,257	$--	$180,119

(1)	Executive contributions are included as part of the Executives’ salary in the Summary Compensation Table. This was also the case in prior years.

(2)
LSI, or Registrant, contributions included in this table were accrued as expense by the Company in fiscal 2010 and funded into the Named Executive’s account in fiscal 2011.  As such, these amounts are included in the Summary Compensation Table in the 2010 data, but not for 2011.  The amount accrued by the Company as expense in fiscal 2011 is included in the Summary Compensation Table in the 2011 data.

(3)
Aggregate earnings are included as part of the Executives’ change in nonqualified deferred compensation earnings in the Summary Compensation Table.  Aggregate earnings represent the change in the market price of common stock of the Company as all account balances in the nonqualified deferred compensation plan are invested in common stock of the Company.

(4)
Named executives and other managers with balances in the nonqualified deferred compensation plan are fully vested in their account balances.  Participants in this plan may receive installment or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the named executive officers).  There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant.  All distributions are made in the form of Common Shares of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except as described elsewhere in these proxy materials, the named executive officers do not have employment, severance or change-in-control agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees.

Equity Award Acceleration.  The terms of stock options granted under the shareholder approved 2003 Equity Compensation Plan generally provide for the acceleration of vesting upon a change in control or upon the executive officer’s death, disability or retirement.

Equity Acceleration Upon Change in Control.  No NEO is entitled to any payment or accelerated benefit in connection with a change in control of the Company, except for accelerated vesting and exercisability of stock options granted under the 2003 Plan.  Generally speaking, a change in control occurs if (i) someone acquires 25% or more of the Company’s Common Shares or (ii) a majority of the Board is replaced in any one year period other than by new directors approved by two-thirds of the existing directors.

Equity Acceleration Upon Death, Disability or Retirement.  If a NEO’s employment with the Company is terminated by reason of death, disability or retirement, all stock options granted under the 2003 Plan will vest in full and become immediately exercisable.  Under the 2003 Plan, retirement means termination other than for cause, death or disability by an NEO who is at least 65 years old or 55 years old with at least ten years of employment with the Company or one of its subsidiaries.

As of June 30, 2011, the end of the Company’s fiscal year, the NEOs owned the following amounts of unvested stock options:  Mr. S. Ready, 77,000; and all other NEOs, none.  The exercise prices of most of the stock options held by the NEOs were above the closing market price of the Company’s Common Shares ($7.94 per share) as of June 30, 2011.  Therefore, such unexercised stock options (whether vested or unvested) are treated as having no value for purposes of reporting the amount of compensation the NEOs would receive as of June 30, 2011 from these stock options in the event of a change in control or upon retirement pursuant to a plan approved by the Company.  The values reported in the table below relate only to those unexercised stock options (whether vested or unvested) having an exercise price below the June 30, 2011 closing market price of $7.94 per share.

The table below shows the potential payments, other than those generally available to all salaried employees, that would be payable to each NEO assuming a triggering event had occurred on June 30, 2011.

Name	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Deferred Compensation Plan Account Balances ($)

Robert J. Ready	$0	$62,970	$551,126

Ronald S. Stowell	$0	$60,060	$335,899

James P. Sferra	$0	$60,060	$342,931

Scott D. Ready	$0	$60,060	$24,027

David W. McCauley	$0	$40,950	$180,119

Under separate agreements, Messrs. Robert Ready and Sferra will receive disability payments for up to 50 months at 60% of their average salary and bonus received in the last five fiscal years, reduced by any Social Security payments, if they become disabled while employed by LSI.  Health insurance will be maintained for the person, his spouse and dependent children for five years, in the case of Mr. Ready, or ten years, in the case of Mr. Sferra, after termination or death.  If such person dies while employed by LSI or while receiving disability payments, the Company shall pay his heirs one million dollars less any payments made as disability compensation or from any policies of life insurance maintained by LSI.  In order to provide clear continuity of management influence, LSI has also agreed to employ Messrs. Ready and Sferra as consultants for a transition period of three years commencing at an unspecified time in the future when such person determines to transition from full time employment.  Compensation will be at annual rates of 60%, 50%, and 40% of the average of the last five full fiscal year salary levels.  The establishment of provisions for consulting services by Messrs. Ready and Sferra are intended to facilitate a smooth transition as part of any future management succession plan.

The table below shows the potential maximum payments that would be payable to each of Messrs. Ready and Sferra under these separate agreements assuming a triggering event had occurred on June 30, 2011.

Name	Begin Transition from Fulltime Employment ($)	Death ($)	Disability ($)

Robert J. Ready	$1,063,747	$1,000,000	$1,679,891

James P. Sferra	$843,245	$1,000,000	$1,339,732

CORPORATE GOVERNANCE

LSI Industries Inc. is an Ohio corporation and, therefore, governed by the corporate laws of the State of Ohio.  Since its Common Shares are publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, the Company is also subject to rules as well as various provisions of federal securities laws and the Sarbanes-Oxley Act.  In accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. LSI's Director Independence Standards are available at our website www.lsi-industries.com. Based on these standards, the Board determined that each of  the following members of the Board is independent:  Messrs. Kreider, Meyer, O’Gara and Serrianne.

Board of Directors

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations.  The Board oversees the management of LSI Industries on your behalf.  It reviews the Company's long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, the declaration of dividends, major capital expenditures and the establishment of critical policies.

During fiscal 2011, the Board of Directors met either in person or telephonically on seven occasions and took one Action in Writing.  In addition to all of the committee meetings disclosed in this report, the independent Directors met on two occasions during fiscal 2011 without the presence of the Company's management or executives and also discussed matters by themselves at the end of certain Board and committee meetings.  The independent Directors select one of such Directors to preside over each session as a lead Director.

The Company expects all Directors to attend shareholders’ meetings.  All Directors attended the 2010 Annual Meeting.  Each of the Directors attended greater than 88% of the aggregate of all meetings of the Board and committees of which they were a member.

Shareholders may communicate with the full Board or individual Directors on matters of concern by mail or through our website in each case to the attention of the Secretary of LSI Industries Inc.

Leadership Structure

The Board of Directors currently combines the role of Chairman of the Board and Chief Executive Officer. The Board believes that this structure is currently an appropriate leadership model for the Company’s size and the history and nature of its business operations. The Chairman, as the founder and a long-standing leader of the Company, is intimately familiar with the Company’s business and in the best position to identify and evaluate strategic issues facing the Company and to implement the Company’s overall business plan.

As described above, the Board of Directors is comprised of only six Directors, a majority of whom are non-employee Directors who meet NASDAQ  Guidelines for independence and who meet periodically in executive session, factors which help ensure independent oversight of the Company.  Consequently, the Board has not otherwise identified or designated a “lead director.”  The Board of Directors recognizes that no single leadership model is right for all companies at all times, and for this reason, the Nominating and Corporate Governance Committee, working closely with the full Board, periodically considers the Company’s current leadership structure, as well as alternative structures, in its review of overall Board composition and succession planning.  The Board has determined that the Company’s leadership structure is appropriate given the scope of its business, the nature and allocation of the responsibilities of our CEO and our other NEOs and the views of the Company’s shareholders as evidenced by the voting results of recent Director elections.

Risk Oversight

The Company believes the role of management, including the NEOs, is to identify and manage risks confronting the Company.  Our Board of Directors also plays an integral part in overseeing the processes used by management to identify and report these risks, if any, and in monitoring corporate actions so as to confine risk to appropriate levels.  Both the full Board and the various committees frequently engage in discussions of risks facing the Company at their regularly scheduled meetings.

The Company’s leadership structure and overall corporate governance model is designed to aid the Board in its oversight of risk management.  For example: the Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002; the Compensation Committee helps oversee risks relating to the Company’s executive compensation program; and the Nominating and Corporate Governance Committee contributes to the overall risk oversight process by periodically reviewing the Company’s Board committee charters and evaluating potential Director nominees.

DIRECTOR COMPENSATION

Non-employee Directors of the Company receive annually $25,000 ($10,000 of which is in the form of Common Shares of the Company, paid in quarterly installments with the Common Share component valued at the closing price of the Company's Common Shares at the end of the first business day of that quarter), plus $1,500 for each meeting attended.  Committee members receive $6,000 or $3,000, respectively, for serving as Chairman or a member of the Audit Committee, $3,000 or $1,500, respectively, for serving as Chairman or a member of either the Compensation or Nominating and Corporate Governance Committee, plus either $500 or $750 per committee meeting. Gary Kreider serves as Board Secretary.  Mr. Kreider receives no fees for this service except that he receives committee meeting fees for serving as Board secretary for committees of which he is not a member.  Directors who are employees of the Company do not receive any compensation for serving as a Director.  Non-employee Directors received, at the time of their election as Directors, an annual grant of an option to purchase 1,500 common shares at the market price at the time of grant.  Options granted to non-employee Directors in fiscal 2011 had exercise prices equal to the fair market value of LSI common shares on the date of grant, were exercisable 25% each ninety days following the date of grant and had ten year terms.  Each of the non-employee Directors was awarded options for 1,500 shares (the exercise price was $8.92 per share) when he was elected as a Director at the November 18, 2010 Annual Shareholders’ Meeting, as well as options for 2,500 shares in August 2010 (exercise price was $5.21 per share).

The following table sets forth information regarding compensation paid by the Company to its outside independent Directors during fiscal 2011.

Name (1)	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Gary P. Kreider	$31,250	$10,006	$9,355	N/A	N/A	N/A	$50,611
Dennis B. Meyer	$40,250	$10,006	$9,355	N/A	N/A	N/A	$59,611
Wilfred T. O’Gara	$41,750	$10,006	$9,355	N/A	N/A	N/A	$61,111
Mark A. Serrianne	$39,250	$10,006	$9,355	N/A	N/A	N/A	$58,611

(1)	The table above includes all outside independent Directors of the Company.

(2)
Stock awards are made to each outside independent Director quarterly as part of their annual retainer such that the annual value of stock awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $10,000.

(3)
Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with ASC 718.  There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded.   See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2011.  The aggregate number of Common Shares subject to options outstanding for each outside independent Director as of June 30, 2011 were as follows:  Mr. Kreider 34,625 shares; Mr. Meyer 35,563 shares; Mr. O’Gara 38,376 shares; and Mr. Serrianne 30,500 shares.

COMMITTEES OF THE BOARD

The Directors have organized themselves into the committees described below to help carry out Board responsibilities.  In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings.  Each committee reviews the results of its meetings with the full Board.  Other than the Executive Committee, each Committee has a charter.

The LSI Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics at its April 2004 meeting.  There have been no amendments to the Code of Ethics nor any waivers granted to employees, managers or executive officers.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the fiscal year ended June 30, 2004 and on the Company’s website, www.lsi-industries.com.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following committees, except for the Executive Committee, is composed of non-employee Directors each of whom meets the relevant independence requirements established by NASDAQ and the Sarbanes-Oxley Act that apply to their particular assignments.

The Executive Committee

The Executive Committee, composed of Messrs. Ready (Chairman), and Sferra, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.  The Executive Committee did not meet during fiscal 2011.

The Audit Committee

The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors.  The Audit Committee is composed of Messrs. O’Gara (Chairman), Meyer, and Serrianne.  Wilfred T. O'Gara, an independent Director under NASDAQ independence standards, has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission.  The Audit Committee met five times in fiscal 2011.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, our auditors.  The Audit Committee also evaluates information received from both the outside auditor and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.  A copy of the Committee’s Charter is available on LSI's website, www.lsi-industries.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

1.	The financial reports and other financial information provided by the Company to any governmental body or the public,

2.	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and

3.	The Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include:  retirement plan and 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

The Audit Committee approves Engagement Letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's Retirement Plan, tax compliance work, etc.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP in fiscal 2011 were compatible with maintaining its independence during fiscal year 2011.

Report of the Audit Committee

The Audit Committee engaged Grant Thornton LLP, an independent registered public accounting firm, to conduct fiscal 2011 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Grant Thornton LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Grant Thornton LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including Statement of Auditing Standards No. 114 (SAS 114 – The Auditor’s Communication with Those Charged with Governance), as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X.  SAS 114 requires Grant Thornton LLP to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee also reviewed with Grant Thornton LLP their assessment of the Company’s system of internal control over financial reporting.

Grant Thornton LLP also provided to the Audit Committee a letter to the Committee containing the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board with respect to Grant Thornton LLP's communications with the Audit Committee concerning relationships between Grant Thornton LLP and either the Company or management that in its professional judgment may reasonably be thought to bear on independence.  This letter from Grant Thornton LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board.  The Audit Committee discussed with Grant Thornton LLP that firm's independence and has advised Company management that it has determined that the services rendered by Grant Thornton LLP during fiscal year 2011 were compatible with maintaining its independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the audited financial statements for the year ended June 30, 2011.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted by members of the Audit Committee

Wilfred T. O’Gara, Chairman
Dennis B. Meyer
Mark A. Serrianne

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, composed in fiscal 2011 of Messrs. Meyer, O’Gara and Serrianne, is responsible for nominating persons for election as Directors at each annual shareholders’ meeting and to fill any Board vacancies that may arise between meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company.  The Nominating and Corporate Governance Committee met once during fiscal year 2011 to nominate the slate of Directors for the 2011 Annual Shareholders’ Meeting and to discuss other corporate governance matters.  The Nominating and Governance Committee did not seek the recommendation of any of the Director candidates named in this proxy statement, nor did it receive a recommendation from any shareholder, non-management Director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. A copy of the Committee’s Charter is available on LSI's website, www.lsi-industries.com.

The Compensation Committee

The Compensation Committee, composed in fiscal 2011 of Messrs. Meyer (Chairman), O’Gara, and Serrianne, is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.lsi-industries.com. In discharging the responsibilities of the Board of Directors relating to compensation of LSI’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of LSI's Chief Executive Officer and other senior executive officers and (ii) to oversee the compensation policies and programs of LSI, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving LSI's incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. While the Committee has from time to time considered the use of outside consultants to assist in the evaluation of the Company’s executive compensation programs and practices, it did not engage such a consultant during the fiscal year ended June 30, 2011.  At this time, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and keep abreast of compensation developments in the marketplace.  The CEO provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the nonemployee members of the Board.

LSI's executive compensation policies are designed to support the corporate objective of maximizing the long-term value of LSI for its shareholders. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes LSI's long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis.”  The Compensation Committee met two times in fiscal 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of LSI. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2011 (see the section titled Related Person Transactions in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of LSI serves as a Director or as a member of a committee of any company of which any of LSI's nonemployee Directors are executive officers.

RELATED PERSON TRANSACTIONS

J. Scott Sferra, age 47, is Vice President Manufacturing of the Cincinnati Operations of LSI Industries and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries.  In fiscal year 2011, J. Scott Sferra's total compensation was $148,740.

Ross A. Sferra, age 26, is a National Account Sales Manager for the Graphics Segment and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries.  In fiscal year 2011, Ross Sferra’s total compensation was $70,952.

During fiscal 2011, the Company paid approximately $178,000 to American Engineering and Metal Working, a company owned and operated by Kurt McCauley, David McCauley's son, for fabricated metal products. The Company believes that the rates charged by American Engineering for these products are comparable to those that the Company would have paid if it had purchased such products from other suppliers in transactions negotiated at arms length.

LSI engages Keating Muething & Klekamp PLL, a Cincinnati, Ohio-based law firm with which Mr. Kreider is designated as a senior partner, for a variety of legal services.  Mr. Kreider has no vote or interest in the firm's earnings.  Mr. Kreider's son is a partner at KMK. Neither receives any direct compensation from fees paid by LSI to the firm.

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

LSI Industries is not aware of any other matters to be presented at the Annual Meeting of Shareholders other than those specified in the Notice.

QUESTIONS

If you have any questions or need more information about the Annual Shareholders’ Meeting, write to or contact:

LSI Industries Inc.
Ronald S. Stowell,
  Vice President, Chief Financial Officer & Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242
(513) 793-3200

For more information about your share ownership, call Computershare Investor Services, LLC at (866) 243-7347.

We also invite you to visit the LSI Industries website on the Internet at www.lsi-industries.com.  Internet site materials are for your general information only and are not part of this proxy solicitation.

By order of the Board of Directors
Dated: September 30, 2011	/s/ James P. Sferra
James P. Sferra
Secretary

LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING
The undersigned hereby appoints Mark A. Serrianne and Robert J. Ready, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 17, 2011 at 10:00 a.m., Eastern Standard Time at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, FOR PROPOSALS 2-3, AND EVERY 1 YR FOR PROPOSAL 4:

1.	Authority to elect as Directors the six nominees below.
	FOR ☐	WITHHOLD AUTHORITY ☐

Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra

WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD

2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal 2012.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Advisory vote on the Company’s executive compensation as described in the Company’s Proxy Statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Advisory vote on the frequency of future advisory votes on executive compensation to be held every:

1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

_______________________, 2011
IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS